Exhibit 10.5

Aether Systems, Inc.	Grant No. ____________
1999 Equity Incentive Plan
Stock Option Agreement for Employees
Schedule I

Optionee’s Name:	Robert W. D’Loren

Optionee’s Signature:

Optionee’s S.S.N.:	—	—

Option Shares:	# of shares	2,686,976

Date of Grant:	June 6, 2006

Exercise Price per Share:	$4.10	(	Four	Dollars and	Ten	Cents)

Term Expiration Date:	June 6, 2016

Option Exercisability Provisions:	This Option is exercisable effective as follows: 1/3 shares effective June 6, 2007, 1/3 shares effective June 6, 2008 and 1/3 shares effective June 6, 2009, assuming you remain employed through that date. Unexercisable portions of Options expire immediately when the optionee ceases to be employed, unless the optionee’s employment is terminated by the company without Cause (as defined in the optionee’s employment agreement) or by optionee for Good Reason (as defined in optionee’s employment agreement) or upon the occurrence of a Change of Control (as defined in the optionee’s employment agreement), at which time all unexercisable portions of Options shall vest.

Option Expiration Rules:	Except as stated above, exercisable portions of Options remain exercisable until the first to occur of the following, each as defined further in the Plan, and then immediately expire:
a.	on the date that is 12 months after the optionee’s death;

b.	in the case of the optionee’s Disability (as defined in optionee’s employment agreement), on the earlier of (i) the first anniversary of the optionee’s termination of employment for Disability and (ii) 60 days after the date optionee no longer has a Disability;

c.	On the date that is 180 days following the date of termination, if, within 12 months following a Change of Control, the Company terminates the optionee’s employment without Cause or if the optionee terminates his employment for Good Reason;
Schedule I to Aether Option Form 99-12-B

d.	on the date that is the 90th day after the date of termination of employment, other than (i) for a reason as stated in subsections (a), (b) or (c) above or (ii) in the case of termination for Cause, which shall cause this option and the rights exercisable hereunder to terminate immediately; or

•	immediately in the case of a Substantial Corporate Change that is also a Change of Control, unless either (i) such termination would prevent use of “pooling of interest” accounting for a reorganization, merger or consolidation of the Company that the Board of Directors approves, or (ii) provision is made in writing in connection with a transaction for the assumption or continuation of this option or the substitution for this option is provided for by the successor entity, with appropriate adjustments as to the number and kind of shares of stock into which this option is exercisable and prices, in which event this option shall not be terminated; provided, however, that if the rights hereunder would otherwise terminate under the preceding clause and the Company considers that the fair market value of the Common Stock as a result of the Substantial Corporate Change exceeds or is likely to exceed the exercise price, the Company will provided either that (i) the optionee will have the right, at such time before the completion of the transaction causing the termination as the Board of Directors reasonably designates, to exercise any unexercised portions of this option, including those portions that the Change of Control will make exercisable; or (ii) cause the Company, or agree to allow the successor, to cancel this option after payment to the optionee of an amount in cash, cash equivalents, or successor equity interests substantially equal to the fair market value under the transaction minus the exercise price for the shares covered by this option (and, where the Board of Directors determines it is appropriate, any required tax withholdings).
This Option is ☐ is not ☑ intended to be an Incentive Stock Option. Aether intends to treat Options designated as ISOs to the limits the Code allows and as nonqualified stock options for any additional Option Shares.
Schedule I to Aether Option Form 99-12-B